Exhibit 5.1

[PATTON BOGGS LLP LETTERHEAD]

July 16, 2004

Board of Directors
Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, California 91730

    Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to Vineyard National Bancorp (the “Company”) in connection with the offer and sale in a private placement transaction of up to 480,000 shares of common stock, no par value, of the Company (“Common Stock”), which includes 80,000 shares of Common Stock that may be issued pursuant to the exercise of warrants issued in connection therewith, pursuant to the terms of the Securities Purchase Agreement (“Purchase Agreement”) dated June 18, 2004 among the Company and the investors identified therein. We have been requested to render our opinion as special counsel as to the validity of the Common Stock to be issued pursuant to the Purchase Agreement.

In the course of our acting as special counsel to the Company, we have examined originals or copies of such corporate records of the Company and have made such examinations of law as we have deemed relevant. In our examination, we have assumed and have not verified (i) the genuineness of all signatures (other than persons signing on behalf of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, (iv) the accuracy and completeness of all corporate records and documents made available to us by the Company, (v) the factual accuracy of the representations and warranties of the Company and its Subsidiaries set forth in the Purchase Agreement; (vi) that the Purchase Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid, binding and enforceable agreement of each of the Investors; (vii) the absence of any evidence extrinsic to the provisions of the Purchase Agreement that the parties intended a meaning contrary to that expressed by those provisions and (viii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that:

The Common Stock, when issued, delivered and sold in the manner described in the Purchase Agreement, will be legally issued, fully paid and nonassessable.

We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,
/s/ Patton Boggs LLP
PATTON BOGGS LLP